TOLL BROTHERS, INC. & SUBSIDIARIES            EXHIBIT 11

                STATEMENT:  COMPUTATION OF EARNINGS PER SHARE
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                                              Three Months Ended
                                                  January 31,
                                            1996             1995
                                            ----             ----
Net income per income statement           $ 8,268          $ 8,259
Addback:  Interest on convertible
  debentures, net of income taxes             395              400
                                          -------          -------
Net income (Fully diluted)                $ 8,663          $ 8,659
                                          =======          =======
Net Income per share:
  Primary                                 $  0.24          $  0.25

  Fully Diluted                           $  0.23          $  0.24


PRIMARY SHARES:

Weighted average shares outstanding        33,748           33,434

Common stock equivalents - stock options      799               93
                                           ------           ------
  TOTAL                                    34,547           33,527
                                           ======           ======

FULLY DILUTED SHARES:

Weighted average shares outstanding        33,748           33,434

Common stock equivalents - stock options      829              108

Shares issuable on conversion of
  subordinated debentures                   2,446            2,467
                                           ------           ------
  TOTAL                                    37,023           36,009
                                           ======           ======
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